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Exhibit (d)(2)

                          EXPENSE LIMITATION AGREEMENT

                          STEWART CAPITAL MUTUAL FUNDS

     This EXPENSE LIMITATION AGREEMENT, is made as of November 21, 2006 by and between Stewart Capital Advisors, LLC (the "Adviser") and Stewart Capital Mutual Funds on behalf of its series Stewart Capital Mid Cap Fund (the "Fund").

     WHEREAS, the Fund is a Delaware business trust, and will be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

     WHEREAS, the Adviser bore the costs and expenses of creating and organizing the Stewart Capital Mutual Funds and the Fund, the costs and expenses of initially registering the Fund and its shares with the Securities and Exchange Commission and other related costs and expenses (collectively, "Organizational Expenses"); and

     WHEREAS, the Fund and the Adviser have entered into an investment advisory agreement dated as of November 21, 2006, (the "Investment Advisory Agreement"), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the Fund's average daily net assets; and

     WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

     NOW THEREFORE, the parties hereto agree as follows:

1.   EXPENSE LIMITATION

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the annual Fund Operating Expenses (defined below) in any fiscal year exceed the Operating Expense Limit (as defined in Section 1.2 below), the Adviser shall be obligated to reimburse the Fund for such excess amount (the "Excess Amount"). For purposes of this Agreement, annual Fund Operating Expenses shall mean the Fund's annual operating expenses (within the meaning set forth in Item 3 of Form N-1A, or any successor provision or form) for any fiscal year that are not specifically borne by the Adviser, the Fund's administrator or the Fund's principal underwriter pursuant to express provisions in the written agreement between each such entity and the Fund, including, but not limited to, investment advisory fees, administrative fees, custodial fees, fund and shareholder accounting fees, Rule 12b-1 distribution and shareholder serving fees, fees and costs for necessary legal, auditing, accounting and other professional services and costs associated with regulatory compliance. Annual Fund Operating Expenses shall not include interest, taxes, transaction costs (such as brokerage commissions and expenses relating to dividends on short sales), fees and expenses of any counsel or other persons or services retained by the Fund's independent trustees, or extraordinary or non-recurring Fund expenses (including, but not limited to, litigation and indemnification costs, expenses of any reorganization, restructuring or merger of the Fund or acquisition of all or substantially all of the assets of another fund, expenses associated with special meetings of Fund shareholders, expenses of converting to a new custodian, transfer agent or other service provider or any other expenses not incurred in the ordinary course of the Fund's business).

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     This Agreement is applicable only to the Fund and shall not be applicable to any other series of Stewart Capital Mutual Funds hereafter created.

     1.2. OPERATING EXPENSE LIMIT. The Operating Expense Limit in any fiscal year with respect to the Fund shall be the amount, expressed as a percentage of the average daily net assets of the Fund set forth in Schedule A.

     1.3. METHOD OF COMPUTATION. To determine the Adviser's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day exceed the Operating Expense Limit, the Adviser shall remit to the Fund an amount that, together with any offset, waived or reduced advisory fees, is sufficient to pay that day's Excess Amount.

     1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

     1.5 FEE WAIVER AND EXPENSE REIMBURSEMENT LIMIT. Notwithstanding the foregoing, the Adviser's fee waiver and expense reimbursement obligation to the Fund pursuant to this Agreement with respect to any fiscal year shall not exceed the investment advisory fees earned by the Adviser from the Fund during such fiscal year pursuant to the Investment Advisory Agreement.

2.   RECOUPMENT OF FEE WAIVERS, EXPENSE REIMBURSEMENTS AND ORGANIZATIONAL
     EXPENSES

     2.1. RECOUPMENT. On any day during which this Agreement is in effect, to the extent that the Operating Expense Limit exceeds the estimated annualized Fund Operating Expenses for that day (the "Excess Amount"), the Adviser shall be entitled to recoup from the Fund any unrecouped investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to
Section 1 of this Agreement (the "Recoupment Amount") during any of the previous thirty-six (36) months (for this purpose, any waivers, reductions or payments shall be deemed to be recouped by the Adviser in the same order in which such amounts were initially waived, reduced or paid) in the amount of such excess. To the extent that the Excess Amount exceeds the Recoupment Amount, the Adviser shall also be entitled to recoup any unrecouped Organizational Expenses.

     2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any recoupment payments pursuant to Section 2.1 with respect to such fiscal year) do not exceed the Operating Expense Limit.

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3.   TERM AND TERMINATION OF AGREEMENT

     The initial term of this Agreement shall be coextensive with the initial term of the Investment Advisory Agreement. Thereafter, this Agreement shall automatically renew for successive one-year terms, but only so long as such continuance is specifically approved at least annually (i) by the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Fund's trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Adviser or the Fund cast in person at a meeting called for the purpose of voting on such approval. In addition, this Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement.

4.   MISCELLANEOUS

     4.1 NOTICES. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     4.2 INTERPRETATION; GOVERNING LAW. This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Delaware shall otherwise govern the construction, validity and effect of this Agreement.

     4.3 AMENDMENTS. This Agreement may be amended only by a written agreement signed by each of the parties.

     4.4 LIMITATION OF LIABILITY. The Adviser agrees that it shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim it may have hereunder, and that neither any other series of the Trust hereafter created, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        STEWART CAPITAL MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        STEWART CAPITAL ADVISORS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

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                       SCHEDULE A OPERATING EXPENSE LIMIT

Name of Fund                   Maximum Operating Expense Limit
------------                   -------------------------------
Stewart Capital Mid Cap Fund                1.50%